Exhibit 99(a)
News release

---------------AT THE COMPANY---------------
Lynn Afendoulis
Director, Corporate Communications
(616) 365-1502

FOR IMMEDIATE RELEASE
Wednesday, February 13, 2013

UFPI ends 2012 with annual net earnings of $24 million
--Year bolstered by strong first half--
--11.5% increase in Q4 2012 net sales attributable to lumber prices--

GRAND RAPIDS, Mich., Wed., Feb. 13, 2013 – Universal Forest Products, Inc. (Nasdaq: UFPI) today announced 2012 results, including fourth-quarter 2012 net sales of $470.8 million, up 11.5 percent over the same period last year. The Company reported annual net sales of $2.1 billion for 2012, an increase of 12.8 percent over 2011.  For the fourth quarter, the Company saw a loss of $1.9 million, or ($.10) per diluted share, compared to a loss of $1.7 million or ($.09) per diluted share for the fourth quarter of 2011.  For the year, net earnings were $23.9 million or $1.21 per diluted share, compared to net earnings of $4.5 million, or $0.23 per diluted share, for 2011.

“The first six months gave us a great start, but the back half of the year was more difficult. Our concerns that strong unit sales in the first and second quarters would pull sales and profit from later in the year proved to be valid,” said CEO Matthew J. Missad.  “I’m proud of our team and our efforts and believe we have much to be encouraged by, but there’s also much room for improvement in 2013.”

At the top of the Company’s list of objectives are improving operating margins and growing top-line sales via new customers and new products. The Company currently expects to add sales in each of its markets, and continues to pursue acquisitions and to integrate those it added to its family of companies in 2012.

“Thanks to the best employees in the business and to a strong balance sheet, we are able to pursue opportunities to grow our business organically and via acquisition, and we have identified potential partners and acquisitions domestically and internationally that we believe could enhance our sales and profitability,” he added.

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Universal Forest Products, Inc.

For the fourth quarter, unit sales were down two percent. Net sales increased due to the lumber market, which, after taking a dip in the first quarter of 2012, shot up in the second quarter and remained high for the balance of the year. For the fourth quarter, the lumber composite price was up 33 percent over the previous year; for the year, it was up 19 percent over 2011. Because the Company prices many of its products to achieve a fixed profit per unit and lumber is priced as a pass-through cost, higher lumber prices adversely affect margins as a percentage of sales.

By market, the Company posted the following 2012 gross sales results:

Retail building materials

•	Fourth quarter:	$159.5 million, a decrease of 3.5 percent from the same period of 2011

•	Year:	$841.5 million, an increase of less than one percent over 2011

The Company is cautiously optimistic about sales to this market. It continues to focus on growing business with both big box and independent retail customers and on adding new products and improving its product mix to all customers. While retailers have been seeing signs of recovery in the housing industry and in remodeling and home improvement activities, in January, the consumer confidence index fell to its lowest level in more than a year as consumers faced a two-percent hike in payroll taxes and grew concerned about unemployment and income.

Industrial packaging/components

•	Fourth quarter:	$139.2 million, up 8.3 percent over the fourth quarter of 2011

•	Year:	$583.7 million, up 18.5 percent over 2011

The Company is focused on adding customers, products and services to this market, and will be integrating wood and non-wood components for packaging and other uses. Orders from existing customers slowed in the fourth quarter of 2012, many of whom voiced concerns about the economy and the federal debt; however, the Company saw healthy orders of approximately $5 million from new customers in the quarter. The Company remains optimistic about the opportunities this market presents. It intends to take advantage of its acquired capacity in this market and expects to create new product offerings for its current and prospective customers as well as to expand into new markets.

Manufactured housing

•	Fourth quarter:	$81.3 million, up 20.9 percent over the same period of 2011

•	Year:	$314.1 million, up 28.4 percent over 2011

Universal maintains a strong share of this market and continues to offer new product lines to customers through its distribution business. The Company’s unit sales to this market decreased by one percent in the fourth quarter.  According to industry reports, fourth quarter year-over-year production of manufactured homes declined by 11.0 percent in 2012 from 2011.  Annual production for 2012 was up 6.4 percent over 2011, due to strong demand early in the year for HUD-code homes related to orders from FEMA and for temporary housing in some areas of the country related to shale oil and gas development. This market remains an important part of Universal’s balanced business model.
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Universal Forest Products, Inc.

Residential construction

•	Fourth quarter:	$74.6 million, up 60.5 percent over the same period of 2011

•	Year:	$256.4 million, up 26.3 percent over 2011

While much of the sales increase was attributable to lumber prices, the Company is seeing stronger homebuilding activity in parts of the country in which it’s doing business. Nationwide, actual starts for October to December 2012 were up 35.5 percent over the same period of 2011.  The Company continues to execute its strategies of growing business both with single-family and multifamily homebuilders, on providing framing services in some parts of the country, and on taking business that meets profitability and other goals that will sustain strong, steady business growth.

Commercial construction and concrete forming

•	Fourth quarter:	$22.1 million, up 4.6 percent over the same period of 2011

•	Year:	$90.4 million, up 15.3 percent over 2011

Universal continues to see opportunities in this business, in which it manufactures and/or supplies forms and other materials for concrete construction projects. This highly fragmented market allows Universal to leverage and capitalize on its engineering and manufacturing capabilities and nationwide presence.

“We have great confidence in our people and our strategies, and remain optimistic about our ability to grow our business at a healthy, sustained pace in the coming years,” Missad said. “We currently believe housing starts and completions will reach 1.5 million annually by 2017 and will drive broader economic expansion. With that, and given our strong position in each of our markets, we have set goals of achieving $3 billion in sales by 2017 and returning to operating margins at normal historical levels. I am optimistic we’ll achieve these goals and, once again, do what we say we’re going to do.”

CONFERENCE CALL
Universal Forest Products will conduct a conference call to discuss information included in this news release and related matters at 8:30 a.m. ET on Thursday, February 14, 2013. The call will be hosted by CEO Matthew J. Missad and CFO Michael Cole, and will be available for analysts and institutional investors domestically at (800) 260-8140 and internationally at (617) 614-3672. Use conference pass code 74064901. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a webcast at http://www.ufpi.com. A replay of the call will be available through Friday, March 15, 2013, domestically at (888) 286-8010 and internationally at (617) 801-6888. Use replay pass code 85519732.

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Universal Forest Products, Inc.

UNIVERSAL FOREST PRODUCTS, INC.

Universal Forest Products, Inc. is a holding company that provides capital, management and administrative resources to subsidiaries that design, manufacture and market wood and wood-alternative products for DIY/retail home centers and other retailers, structural lumber products for the manufactured housing industry, engineered wood components for residential and commercial construction, specialty wood packaging and components for various industries, and forming products for concrete construction. The Company's consumer products subsidiary offers a large portfolio of outdoor living products, including wood composite decking, decorative balusters, post caps and plastic lattice. Its lawn and garden group offers an array of products, such as trellises and arches, to retailers nationwide. Universal’s subsidiaries also provide framing services for the site-built construction market. Founded in 1955, Universal Forest Products is headquartered in Grand Rapids, Mich., with operations throughout North America. For more about Universal Forest Products, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

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Universal Forest Products, Inc.

CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)
FOR THE TWELVE MONTHS ENDED
DECEMBER 2012/2011

	Quarter Period				Year to Date
(In thousands, except per share data)	2012		2011		2012		2011

NET SALES	$470,763	100%	$422,023	100%	$2,054,933	100%	$1,822,336	100%

COST OF GOODS SOLD	426,621	90.6	374,655	88.8	1,829,824	89.0	1,622,609	89.0

GROSS PROFIT	44,142	9.4	47,368	11.2	225,109	11.0	199,727	11.0

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	44,849	9.5	45,534	10.8	184,919	9.0	181,363	10.0
CANADIAN ANTI-DUMPING DUTY ASSESSMENT	-	-	-	-	2,328	0.1	-	-
NET (GAIN) LOSS ON DISPOSITION OF ASSETS, EARLY RETIREMENT, AND	386	0.1	2,657	0.6	(6,666)	(0.3)	6,353	0.3

EARNINGS FROM OPERATIONS	(1,093)	(0.2)	(823)	(0.2)	44,528	2.2	12,011	0.7

OTHER EXPENSE, NET	1,134	0.2	987	0.2	3,464	0.2	3,224	0.2

EARNINGS BEFORE INCOME TAXES	(2,227)		(1,810)		41,064		8,787

INCOME TAXES	(1,086)	(0.2)	(634)	(0.2)	15,054	0.7	2,874	0.2

NET EARNINGS	(1,141)	(0.2)	(1,176)	(0.3)	26,010	1.3	5,913	0.3

LESS NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(786)	(0.2)	(498)	(0.1)	(2,076)	(0.1)	(1,364)	(0.1)

NET EARNINGS ATTRIBUTABLE TO CONTROLLING INTEREST	$(1,927)	(0.4)	$(1,674)	(0.4)	$23,934	1.2	$4,549	0.2

EARNINGS PER SHARE - BASIC	$(0.10)		$(0.09)		$1.21		$0.23

EARNINGS PER SHARE - DILUTED	$(0.10)		$(0.09)		$1.21		$0.23

COMPREHENSIVE INCOME	(1,500)		(1,650)		26,990		4,846

LESS COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(724)		(268)		(2,398)		(862)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$(2,224)		$(1,918)		$24,592		$3,984

SUPPLEMENTAL SALES DATA

	Quarter Period				Year to Date
Market Classification	2012	%	2011	%	2012	%	2011	%
Retail Building Materials	$159,485	33%	$165,287	38%	$841,500	41%	$838,903	45%
Residential Construction	74,612	16%	46,503	11%	256,363	12%	202,970	11%
Commercial Construction and Concrete Forming	22,129	5%	21,156	5%	90,365	4%	78,402	4%
Industrial	139,190	29%	128,502	30%	583,689	28%	492,476	27%
Manufactured Housing	81,333	17%	67,292	16%	314,088	15%	244,663	13%
Total Gross Sales	476,749	100%	428,740	100%	2,086,005	100%	1,857,414	100%
Sales Allowances	(5,986)		(6,717)		(31,072)		(35,078)
Total Net Sales	$470,763		$422,023		$2,054,933		$1,822,336

Universal Forest Products, Inc.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
DECEMBER 2012/2011

(In thousands)

ASSETS	2012	2011	LIABILITIES AND EQUITY	2012	2011

CURRENT ASSETS			CURRENT LIABILITIES
Cash and cash equivalents	$14,478	$11,305	Accounts payable	$66,054	$49,433
Accounts receivable	163,225	127,316	Accrued liabilities	48,730	43,092
Inventories	243,180	194,697
Other current assets	32,290	24,876	Current portion of long-term debt and capital leases	-	40,270

TOTAL CURRENT ASSETS	453,173	358,194
			TOTAL CURRENT LIABILITIES	114,784	132,795
OTHER ASSETS	16,342	15,380
INTANGIBLE ASSETS, NET	169,757	167,966	LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	95,790	12,200
PROPERTY, PLANT AND EQUIPMENT, NET	221,268	222,467
			OTHER LIABILITIES	42,441	36,413
			EQUITY	607,525	582,599

TOTAL ASSETS	$860,540	$764,007	TOTAL LIABILITIES AND EQUITY	$860,540	$764,007

Universal Forest Products, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE TWELVE MONTHS ENDED
DECEMBER 2012/2011

(In thousands)	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$26,010	$5,913
Adjustments to reconcile net earnings attributable to controlling interest to net cash from operating activities:
Depreciation	30,461	30,804
Amortization of intangibles	2,918	5,183
Expense associated with share-based compensation arrangements	1,270	1,361
Excess tax benefits from share-based compensation arrangements	(75)	(36)
Expense associated with stock grant plans	97	167
Loss reserve for notes receivable	1,696	-
Deferred income taxes (credit)	2,526	(1,939)
Equity in earnings of investee	(79)	58
Net (gain) loss on sale or impairment of property, plant and equipment	(6,890)	2,490
Changes in:	-	-
Accounts receivable	(32,274)	(6,784)
Inventories	(45,529)	(4,496)
Accounts payable	16,281	(9,964)
Accrued liabilities and other	(2,133)	(11,242)
NET CASH FROM OPERATING ACTIVITIES	(5,721)	11,515

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant, and equipment	(30,344)	(32,932)
Proceeds from sale of property, plant and equipment	18,240	1,814
Acquisitions, net of cash received	(16,974)	-
Purchase of patents	(95)	(175)
Collections of notes receivable	2,839	472
Advances of notes receivable	(1,183)	(2,468)
Other, net	(528)	289
NET CASH FROM INVESTING ACTIVITIES	(28,045)	(33,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under revolving credit facilities	11,090	(2,109)
Repayment of long-term debt	(42,774)	(745)
Borrowings of long-term debt	75,000	-
Debt issuance costs	(266)	(946)
Proceeds from issuance of common stock	2,061	2,971
Purchase of additional noncontrolling interest	-	(402)
Distributions to noncontrolling interest	(871)	(1,413)
Capital contribution from noncontrolling interest	281	80
Dividends paid to shareholders	(7,905)	(7,818)
Excess tax benefits from share-based compensation arrangements	75	36
Other, net	4	32
NET CASH FROM FINANCING ACTIVITIES	36,695	(10,314)

Effect of exchange rate changes on cash	244	(259)
NET CHANGE IN CASH AND CASH EQUIVALENTS	3,173	(32,058)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	11,305	43,363

CASH AND CASH EQUIVALENTS (OVERDRAFT), END OF PERIOD	$14,478	$11,305

SUPPLEMENTAL INFORMATION:
Interest paid	$3,982	$3,654
Income taxes paid	16,751	6,163